Exhibit 99.1

Pope Resources Announces Agreement on Port Gamble Clean-Up

POULSBO, Wash.--(BUSINESS WIRE)--March 22, 2013--Pope Resources (NASDAQ:POPE), together with the State of Washington’s Department of Ecology (Ecology), announced that the two parties have agreed on the scope for the final portion of the environmental clean-up effort in and around Port Gamble Bay, a process that began in 2002.

Pope Resources and Ecology will sign a consent decree, which is a legally binding agreement that will lay out how the remaining clean-up of contaminated in-water sediments will be designed and carried out.

The agreement, which was reached after lengthy negotiations, includes:

  Removal of about 2,000 creosote pilings;
  Excavation of intertidal areas and dredging of wood waste from the bottom of Port Gamble Bay;
  Installation of a sand-cap of up to four feet in specific locations in Port Gamble Bay;
  Removal of all existing docks and overwater structures on and around the former Pope & Talbot Port Gamble mill site by the fall of 2015.

The clean-up effort, which will likely take a few years to complete, is estimated to cost $17 million. This cost will be shared by Pope Resources and the Washington State Department of Natural Resources (DNR), the other Potentially Liable Party as determined by Ecology. Today’s agreement between Ecology and Pope Resources opens the way for the company and DNR to engage in discussions regarding how costs for the clean-up effort will be shared.

As part of the clean-up agreement, Ecology will allocate $2.0 million for the removal of Pope Resources’ sewer outfall that drains into Hood Canal and will also contribute about $2.0 million to assist in the acquisition of Pope Resources’ nearly 500-acre “Shoreline Block”, which contains nearly two miles of shoreline on Port Gamble Bay. The Kitsap Forest & Bay Coalition has been working to obtain grants to acquire this $4.6 million property for conservation.

The negotiations between Pope Resources and Ecology also included extensive discussions on a voluntary Natural Resource Damages (NRD) assessment entailing restoration projects on and around the former Pope & Talbot millsite. These discussions were not conclusive and the parties agreed to end negotiations. A separate process to determine any potential NRD liability will be forthcoming.

As part of its effort to redevelop the historic town of Port Gamble, Pope Resources is preparing an application to build a new community dock to serve the town and local community. As part of this application, the company wanted to delay the removal of two small docks used by current mill site tenants as mitigation for the new dock. The company has agreed to remove these docks as part of the clean-up effort, but to stage the timing of the removal to 2015. By phasing the removal of these docks within the broader clean-up effort, the company will be able to apply for advanced mitigation credit as part of its new dock application.

“I want to thank everyone involved in this for working long and hard to reach a conclusion to these negotiations that will allow for the final phase of Port Gamble’s clean-up to commence,” said David Nunes, Pope Resources’ President and CEO. “I particularly want to thank Maia Bellon from the Department of Ecology, who in her first weeks in office as Director of that agency brought a focused effort on reaching an equitable resolution to this complex clean-up project. We are also grateful to our 23rd District legislators and Congressman Derek Kilmer who were instrumental in obtaining the funding to protect and restore Port Gamble Bay and still remain very involved.”

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 196,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the same three states mentioned above. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156